Exhibit 99.1

Nutrition 21 Completes Sale of Direct Response and Retail Businesses to Nature’s Products, Inc.

PURCHASE, N.Y., December 30, 2009 - Nutrition 21, Inc. (OTC Bulletin Board: NXXI.OB), the developer and marketer of nutritional ingredients for the dietary supplement, and functional food and beverage markets announced today that it has sold substantially all of the assets of its direct response and retail businesses to Nature’s Products, Inc., based in Sunrise Florida. The purchase price was approximately $3.2 million plus the assumption of designated liabilities.

Nutrition 21 retained its profitable ingredients business and its patent portfolio. The buyers agreed to purchase their ingredients requirements from Nutrition 21.

The company applied approximately $2.7 million of the sale proceeds to repay in full notes that it issued in August 2006.

Commenting on the sale, Nutrition 21’s President and Chief Executive Officer, Michael Zeher said, "We entered into this transaction to focus our limited financial resources on our profitable ingredients business.  N21’s patents, technologies, customer relationships, and innovative new formulations bode well for the future of this business.”

About Nutrition 21
Nutrition 21, Inc., headquartered in Purchase, NY, is a nutritional bioscience company and holds over 30 issued and pending patents associated with chromium picolinate as well as combinations of chromium compounds with other dietary supplement ingredients.  Its ingredients are sold to leading dietary supplement, and functional food and beverage manufacturers.  For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate,” “bode” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2009. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Company Contact:  Alan Kirschbaum - Chief Financial Officer - 914-701-4500